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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) March 13, 2003

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                        MERCANTILE BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

           Maryland                       0-5127                 52-0898572
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
Incorporation or organization)                              Identification No.)

          Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203
              (Address of principal executive offices) (Zip Code)

                                 (410) 237-5900
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulation FD Disclosure

       On March 13, 2003, Mercantile Bankshares Corporation, a Maryland corporation, ("Mercantile"), announced that it had entered into an Agreement (the "Merger Agreement") with F&M Bancorp, a Maryland corporation ("F&M"). F&M will be merged with and into Mercantile with Mercantile being the surviving corporation in the Merger. F&M's wholly-owned subsidiary, Farmers and Mechanics Bank, will be merged with and into Mercantile's wholly-owned subsidiary, Fredericktown Bank & Trust Company ("Fredericktown") with Fredericktown being the surviving institution. In the Merger, assuming no exercise of outstanding options to purchase shares of F&M common stock, par value $5.00 per share ("F&M Common Stock"), Mercantile will issue approximately 10.3 million shares of its common stock, par value $2.00 per share ("Mercantile Common Stock") and pay approximately $123.5 million in cash.

       Under the terms of the Merger Agreement, each share of F&M Common Stock will be converted into either (i) shares of Mercantile Common Stock (the "Per Share Stock Consideration"), or (ii) an amount in cash (the "Per Share Cash Consideration"). In exchange for its shares of F&M Common Stock, each F&M shareholder may elect to receive all Mercantile Common Stock, all cash, a mixture of Mercantile Common Stock and cash, or make no election. The mix of consideration a F&M shareholder will receive at closing (i.e., all Mercantile Common Stock, all cash, or a mixture thereof) will be determined as of the Determination Date (as defined below). The fixed pools of stock and cash consideration will be allocated among the F&M Stockholders in accordance with their individual elections; provided, however, that to the extent there is an oversubscription in the number of shares electing cash or the number of shares electing Mercantile Common Stock, the stockholders electing the oversubscribed pool will be cut back on their elections on a pro rata basis.

       The actual Per Share Stock Consideration and the actual Per Share Cash Consideration each will be determined as of the end of the ten consecutive trading-day period (the "Valuation Period") during which shares of Mercantile Common Stock are traded on the Nasdaq Stock Market's National Market ("Nasdaq") ending on the third calendar day immediately prior to the effective time of the Merger (the "Determination Date"), to equalize the value of the Per Share Stock Consideration and the Per Share Cash Consideration. Thus, regardless of whether F&M shareholders elect to receive all Mercantile Common Stock, all cash, or a combination of Mercantile Common Stock and cash, for each share of F&M Common Stock held they will receive a value in cash or stock (as measured during the Valuation Period) equal to the quotient, rounded to the nearest ten-thousandth, obtained by dividing (A) the sum of (i) the product of the Total Stock Amount and the average of the closing sale prices of Mercantile Common Stock as reported on Nasdaq during the Valuation Period, and (ii) the Total Cash Amount, by (B) the total number of shares of F&M Common Stock outstanding as of the close of business on the Determination Date.

       The Total Stock Amount is the product of 1.2831 multiplied by 75% of the total number of shares of F&M Common Stock outstanding as of the close of business on the Determination Date. The Total Cash Amount is the product of $46.00 multiplied by 25% of the total number of shares of F&M Common Stock outstanding on the Determination Date. It is intended that the Merger will constitute a tax-free

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reorganization under the Internal Revenue Code of 1986, as amended, and F&M stockholders should not be subject to federal income tax, except to the extent of cash received. Two F&M directors will be added to the Mercantile board of directors.

       F&M has agreed to pay Mercantile a termination fee of $20 million in the event the Merger Agreement is terminated under certain conditions. The Merger is anticipated to close in the third quarter of 2003, subject to the approval of F&M's shareholders and customary conditions, including receipt of regulatory approvals.

       The press release jointly issued by Mercantile and F&M announcing the Merger is included as Exhibit 99.1 to this report and is incorporated into this
Item 5 by reference (the "Press Release").

       On March 13, 2003, at 11 a.m. EST, Mercantile and F&M held a presentation for investors, analysts and other interested parties regarding the Merger (the "Meeting"), which was accessible via conference call. Information regarding the Meeting is included in the Press Release.

Item 7. Financial Statements, Pro Forma Financial Statements, and Exhibits.

       (c) Exhibits.

           99.1 Press Release, dated as of March 13, 2003, jointly issued by Mercantile Bankshares Corporation and F&M Bancorp.

           99.2   Notice of Conference Call

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                                   Signatures

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Mercantile Bankshares Corporation
                                            (Registrant)

Date: March 13, 2003                By:  /s/ Terry L. Troupe
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                                          Terry L. Troupe
                                          Chief Financial Officer and Treasurer

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                                  EXHIBIT INDEX

           Exhibit No.              Description
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           99.1                     Press Release
           99.2                     Notice of Conference Call